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                                                                    EXHIBIT 99.7


                                      AGREEMENT

    In connection the Shareholders Agreement (as defined herein) and Registration Rights Agreement (as defined herein) among the parties signatory hereto (the "Parties") and in consideration of the mutual covenants and agreements contained in this agreement (this "Agreement"), the Shareholders Agreement and the Registration Rights Agreement, the Parties agree, as of April 21, 1997, as follows:

    1. Capitalized terms not defined herein shall have respective meanings given to such terms in the shareholders agreement (the "Shareholders Agreement") and the registration rights agreement (the "Registration Rights Agreement"), in each case, dated the date hereof and among the parties hereto.

    2. Prior to the Annual Meeting of Shareholders of the Company to be held in 1997 (the "1997 Meeting"), the Company shall not fill any vacancies in the Board resulting from the resignation of the designees of the TPG Group or of Laidlaw except as contemplated by the Original Stockholders Agreement or the Shareholders Agreement. The Company will use its best efforts to hold the 1997 Meeting as soon as reasonably practicable after the Second Closing Date. The Company agrees that it shall not finally determine the Company's slate of directors proposed for election at the 1997 Meeting prior to the earlier of
(a) the termination of the Laidlaw Purchase Agreement and (b) the Second Closing Date.

    3. Each Shareholder agrees that it will not exercise any registration rights with respect to all or any part of the TPG Group Block prior to the earlier of (a) the termination of the Laidlaw Purchase Agreement and (b) the Second Closing Date.

    4. In order to expedite the nomination of Unaffiliated Directors promptly after the Second Closing Date, the Company agrees to cause the Nominating Committee contemplated by section 3.1 of the Shareholders Agreement to be formed on the First Closing Date.

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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                    ALLIED WASTE INDUSTRIES, INC.

                    By: /s/ Thomas Van Welden
                       _________________________

                    Title: President
                          ________________________

                    APOLLO INVESTMENT FUND III, L.P.
                    APOLLO OVERSEAS PARTNERS III, L.P.
                    APOLLO (U.K.) PARTNERS III, L.P.

                    By:  Apollo Advisors II, L.P.
                    By:  Apollo Capital Management II, Inc.

                    By: /s/ David B. Kaplan
                       _________________________

                    Title: Vice President
                          ________________________

                    BLACKSTONE CAPITAL PARTNERS II
                        MERCHANT BANKING FUND L.P.
                    BLACKSTONE OFFSHORE CAPITAL
                        PARTNERS II L.P.
                    BLACKSTONE FAMILY INVESTMENT
                        PARTNERSHIP II L.P.

                    By:  Blackstone Management Associates II L.L.C.

                    By: /s/ Howard S. Lipson
                       _________________________

                    Title: Sr. Managing Director
                          ________________________

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